UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                                     April 25, 2011

USCHINA CHANNEL INCORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-53247	20-4854568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2385 NW Executive Center Drive, Suite 100, Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	561-981-6277

639 NW 38 Circle, Boca Raton, FL 33431
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Board of Directors of USChina Channel Incorporation has approved a change of the company’s name to China Education International, Inc. effective at the close of business on April 25, 2011.  The Board approved the name change in connection with an overall re-branding of the company.

The name change was effected through the merger of USChina Channel with a wholly-owned subsidiary in which USChina Channel was the surviving entity.  In accordance with the Nevada Revised Statutes, USChina Channel changed its name at the effective time of the merger.  This action was approved by the company’s Board of Directors on April 8, 2011 and no consent of USChina Channel’s stockholders was required under Nevada law.

Both our CUSIP number and our trading symbol for our common stock on OTC Bulletin Board will change as a result of the name change.  The new CUSIP number will be 16951B100.  We have submitted the requisite documents and other information to the Financial Information Regulatory Association, Inc. (“FINRA”) to process the name change.  At such time as we are assigned a new trading symbol, we will make a subsequent announcement.

There will be no mandatory exchange of stock certificates.  Following the name change, the share certificates which reflect our prior name will continue to be valid.  Certificates reflecting the new corporate name will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent, Island Stock Transfer, 100 Second Avenue South, Suite 705S, St. Petersburg, FL  33701, telephone 727-289-0069.

Item 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Form of Agreement and Plan of Merger
3.3	Articles of Merger as filed with the Secretary of State of Nevada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USCHINA CHANNEL INCORPORATION.

Date: May 2, 2011	By: /s/ Joel Mason
Joel Mason, Chief Executive Officer